Exhibit 10.68

February 12, 2023

Shane Gleason

USA

Re: Letter of Intent (“LOI”) for Employment at InspireMD, Inc.

Dear Shane,

On behalf of InspireMD, Inc. (the “Company”) we are pleased to confirm our offer of employment to you for the General Manager: North America and V.P. Global Marketing reporting to the CEO.

Your Start Date is anticipated to be February 20, 2023, which in all cases shall be after any enforced period of notice or noncompetition with any former employer. General terms of your employment with the Company and, along with the Agreement Regarding Confidentiality, Non-Solicitation, Non-Competition, Non-Recruitment, and Inventions (the “Covenants Agreement”) shall be the governing documents regarding your employment terms once executed, to be provided.

Your employment terms shall be as follows:

1.	You will be responsible for the leadership of the Americas business including Global Strategic Marketing to include overall strategic planning, oversight of FDA IDE trial results and KOL relationships, commercial and operational planning and leadership. Global responsibilities will include Marketing as well as other strategic initiatives to be defined with CEO.

2.	You will be paid an annual base gross salary of $ 318,000.

3.	You will be eligible for a yearly gross bonus (the “Bonus”) of 50% of your annual gross salary per the 12-month period subject to the Company’s annual bonus plan in effect for that given year. The 50% assumes 100% achievement of targets. The Bonus shall be paid to you on a yearly basis provided in each case that you are employed on the bonus payment date. For each year, the actual payout is subject to the compensation committee’s sole and absolute discretion and final approval.

4.	Subject to the approval of the company’s compensation committee, you will be eligible for the equity awards as an inducement grant equal to 1% of the outstanding shares of common stock of the company (immediately following the completion of the company’s offering that it is currently conducting). If the company’s offering that it is conducting is not completed, then subject to the approval of the company’s compensation committee, you will be eligible for equity awards as an inducement grant equal to 1% of the outstanding shares of common stock of the company (at the time of approval of the grant). In either instance, such equity awards will consist of 75% of the equity awards being granted as restricted shares and with the remaining 25% of the equity awards being granted as stock options, all of which equity awards shall be outside of the 2021 Equity Incentive Plan and subject to terms and conditions of the award agreements to be entered into. Such restricted shares and options will vest in equal portions annually over a three-year period from the date of grant and the exercise price of the options shall be the closing share price of the company’s common stock on the date of grant.

5.	You will be eligible to 20 vacation days. Vacation days shall be governed by the terms and conditions of the Company’s vacation day policy.

6.	Healthcare Insurance: Reimbursement of premium of health insurance until a group policy can be provided.

7.	Your employment is subject to and conditioned on your execution of the Covenants Agreement, attached hereto. Together with the LOI, once executed, the LOI and Covenants Agreement will be the governing agreements for purposes of your employment.

You agree to abide by all governing Company policies and/or procedures. In all cases, your employment shall be “at will” and may be terminated with or without cause immediately upon written notice by either party; provided, however, that you agree to give no less than thirty days of written notice in the event of your resignation. Employee name, we look forward to working with you at the Company. Please sign and date this LOI on the spaces provided below to acknowledge your acceptance thereof.

Sincerely,

InspireMD Ltd.

By	/s/ Marvin Slosman
CEO

I agree to and accept employment with InspireMD, Inc. on the terms and conditions set forth in this LOI.

Date: February 12, 2024	/s/ Shane Gleason